UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*


                                  Cambio, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   13200N-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
                             Joseph B. Wollard, Esq.
                                 Citigroup Inc.
                           425 Park Avenue, 3rd Floor
                               New York, NY 10043
                                 (212) 793-7167
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                   March 27, 2000
        ---------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                   ----------------------------
CUSIP No. 13200N-10-0                                       Page 1 of 12 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Travelers Insurance Company ("TIC")
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]
         (b)   [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS*
         WC
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Connecticut
--------------------------------------------------------------------------------
                           7)      SOLE VOTING POWER
NUMBER OF                          0
SHARES                ----------------------------------------------------------
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           3,000,000
EACH                  ----------------------------------------------------------
REPORTING                  9)      SOLE DISPOSITIVE POWER
PERSON                             0
WITH                  ----------------------------------------------------------
                          10)      SHARED DISPOSITIVE POWER
                                   3,000,000
--------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000,000
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.6%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*
         IC
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------------------                   ----------------------------
CUSIP No. 13200N-10-0                                       Page 2 of 12 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Travelers Insurance Group Inc. ("TIGI")
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]
         (b)   [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS*
         AF
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Connecticut
--------------------------------------------------------------------------------
                           7)      SOLE VOTING POWER
NUMBER OF                          0
SHARES                ----------------------------------------------------------
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           3,000,000**
EACH                  ----------------------------------------------------------
REPORTING                  9)      SOLE DISPOSITIVE POWER
PERSON                             0
WITH                  ----------------------------------------------------------
                          10)      SHARED DISPOSITIVE POWER
                                   3,000,000**
--------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000,000**
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.6%**
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

** Represents shares of Class A Common Stock ("Common Stock") directly beneficially owned by TIC

---------------------------------                   ----------------------------
CUSIP No. 13200N-10-0                                       Page 3 of 12 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PFS Services, Inc. ("PFS")
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]
         (b)   [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS*
         AF
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
--------------------------------------------------------------------------------
                           7)      SOLE VOTING POWER
NUMBER OF                          0
SHARES                ----------------------------------------------------------
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           3,000,000**
EACH                  ----------------------------------------------------------
REPORTING                  9)      SOLE DISPOSITIVE POWER
PERSON                             0
WITH                  ----------------------------------------------------------
                          10)      SHARED DISPOSITIVE POWER
                                   3,000,000**
--------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000,000**
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.6%**
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

** Represents shares of Common Stock directly beneficially owned by TIC

---------------------------------                   ----------------------------
CUSIP No. 13200N-10-0                                       Page 4 of 12 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Associated Madison Companies, Inc ("Associated Madison")
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]
         (b)   [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
         AF
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7)      SOLE VOTING POWER
NUMBER OF                          0
SHARES                ----------------------------------------------------------
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           3,000,000**
EACH                  ----------------------------------------------------------
REPORTING                  9)      SOLE DISPOSITIVE POWER
PERSON                             0
WITH                  ----------------------------------------------------------
                          10)      SHARED DISPOSITIVE POWER
                                   3,000,000**
--------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000,000**
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.6%**
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

** Represents shares of Common Stock directly beneficially owned by TIC

---------------------------------                   ----------------------------
CUSIP No. 13200N-10-0                                       Page 5 of 12 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Citigroup Inc. ("Citigroup")
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]
         (b)   [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
         AF
--------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           7)      SOLE VOTING POWER
NUMBER OF                          0
SHARES                ----------------------------------------------------------
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           3,010,000**
EACH                  ----------------------------------------------------------
REPORTING                  9)      SOLE DISPOSITIVE POWER
PERSON                             0
WITH                  ----------------------------------------------------------
                          10)      SHARED DISPOSITIVE POWER
                                   3,010,000**
--------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,010,000**
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.6%**
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

** Represents shares of Common Stock directly beneficially owned by TIC and other subsidiaries of Citigroup Inc.

      This Amendment No.1 to a Schedule 13D filed on March 16, 2000 relates to the Class A Common Stock ("Common Stock") of Cambio, Inc., a Delaware corporation ("Cambio" or the "Company"). Information contained in the original
Schedule 13D remains in effect except to the extent that it is superseded by subsequently filed information, including the information contained in this Amendment No. 1. Information given in response to each item shall be deemed incorporated by reference in all other items. Terms used and not defined herein have the meaning ascribed to them in said Schedule 13D.

The response to Item 5 of the Schedule 13D is hereby amended and supplemented as follows:


Item 5.  Interest in Securities of the Issuer.

TIC
---

     The table below contains information about all conversions of and transactions in the Issuer's securities by TIC between March 14, 2000 and March 27, 2000.


------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
   Title of security         Transaction       Trade Date    Number of Shares      Conversion        Amount of Common
                                                                                 Rate/Price Per    Stock Directly Owned
                                                                                      Share          After Transaction
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/15/2000               10,000             $2.03125            3,420,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/16/2000               30,000             $2.0625             3,390,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/17/2000                5,000             $2.00               3,385,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/21/2000               10,000             $1.50               3,375,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/22/2000               10,000             $1.50               3,365,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/23/2000               20,000             $1.4688             3,345,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/24/2000              175,000             $1.1553             3,170,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------
Common Stock                     Sale           3/27/2000              170,000             $1.1094             3,000,000
------------------------- ------------------- -------------- ------------------ ------------------ ----------------------


                                     Page 6
                                  of 12 pages

      The following information is being provided as of March 27, 2000 with respect to TIC's direct beneficial ownership of the Issuer's Common Stock.

          (a)      Amount Beneficially Owned:                      3,000,000

          (b)      Percent of Class:                                    15.6%

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct
                         the vote ........................                 0

                   (ii)  shared power to vote or direct
                         the vote ........................         3,000,000

                   (iii) sole power to dispose or to direct
                         the disposition of...............                 0

                   (iv)  shared power to dispose or to direct
                         the disposition of...............         3,000,000

      TIGI
      ----

      TIGI is the parent company of TIC. The following information is being provided as of March 27, 2000 with respect to TIGI's indirect beneficial ownership of the Issuer's Common Stock.

          (a)      Amount Beneficially Owned:                      3,000,000

          (b)      Percent of Class:                                    15.6%

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct
                         the vote ........................                 0

                   (ii)  shared power to vote or direct
                         the vote ........................         3,000,000

                   (iii) sole power to dispose or to direct
                         the disposition of...............                 0


                                     Page 7
                                  of 12 pages

                   (iv)  shared power to dispose or to direct
                         the disposition of...............         3,000,000

      PFS
      ---

      PFS is the parent company of TIGI. The following information is being provided as of March 27, 2000 with respect to PFS's indirect beneficial ownership of the Issuer's Common Stock.

          (a)      Amount Beneficially Owned:                      3,000,000

          (b)      Percent of Class:                                    15.6%

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct
                         the vote ........................                 0

                   (ii)  shared power to vote or direct
                         the vote ........................         3,000,000

                   (iii) sole power to dispose or to direct
                         the disposition of...............                 0

                    (iv) shared power to dispose or to direct
                         the disposition of...............         3,000,000

      Associated Madison
      ------------------

      Associated Madison is the parent company of PFS. The following information is being provided as of March 27, 2000 with respect to Associated Madison's indirect beneficial ownership of the Issuer's Common Stock.

          (a)      Amount Beneficially Owned:                      3,000,000

          (b)      Percent of Class:                                    15.6%

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct
                         the vote ........................                 0


                                     Page 8
                                  of 12 pages

                   (ii)  shared power to vote or direct
                         the vote ........................         3,000,000

                   (iii) sole power to dispose or to direct
                         the disposition of...............                 0

                    (iv) shared power to dispose or to direct
                         the disposition of...............         3,000,000



      Citigroup
      ---------

      Citigroup is the parent company of Associated Madison. To the best knowledge of Citigroup, none of the persons named in Exhibit A hereto under Citigroup owns securities of the Issuer. The following information is being provided as of March 27, 2000 with respect to Citigroup's indirect beneficial ownership of the Issuer's common stock.

          (a)      Amount Beneficially Owned:                      3,010,000

          (b)      Percent of Class:                                    15.6%

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct
                         the vote ........................                 0

                   (ii)  shared power to vote or direct
                         the vote ........................         3,010,000

                   (iii) sole power to dispose or to direct
                         the disposition of...............                 0

                   (iv)  shared power to dispose or to direct
                         the disposition of...............         3,010,000



                                     Page 9
                                  of 12 pages

      Item 7.     Material to be filed as Exhibits.

                  Exhibit           Description
                  -------           -----------

                  A Consent to Joint Filing of Schedule 13D pursuant to Rule 13d-1(k) of the Act.


                                     Page 10
                                  of 12 pages

      Signature
      ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



      Dated:               March 28, 2000



      The Travelers Insurance Company
      -------------------------------

      By:    /s/ Millie Kim
             ------------------------
      Name:  Millie Kim
      Title:  Assistant Secretary



      The Travelers Insurance Group Inc.
      ----------------------------------

      By:    /s/ Joseph B. Wollard
             ------------------------
      Name:  Joseph B. Wollard
      Title:  Assistant Secretary



      PFS Services, Inc.
      ------------------

      By:    /s/ Joseph B. Wollard
             ------------------------
      Name:  Joseph B. Wollard
      Title:  Assistant Secretary



      Associated Madison Companies, Inc.
      ----------------------------------

      By:    /s/ Joseph B. Wollard
             ------------------------
      Name:  Joseph B. Wollard
      Title:  Assistant Secretary


      Citigroup Inc.
      --------------

      By:    /s/ Glenn S. Gray
             ------------------------
      Name:  Glenn S. Gray
      Title:  Assistant Secretary


                                     Page 11
                                  of 12 pages

                                    EXHIBIT B



      Pursuant to Rule 13d-1(k)(1)(iii) of Regulation D of the Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached
      Schedule 13D is, and any future amendments thereto may be, filed on behalf of each of us.



      Dated:       March 28, 2000



      The Travelers Insurance Company
      -------------------------------

      By:    /s/ Millie Kim
             ------------------------
      Name:  Millie Kim
      Title:  Assistant Secretary



      The Travelers Insurance Group Inc.
      ----------------------------------

      By:    /s/ Joseph B. Wollard
             ------------------------
      Name:  Joseph B. Wollard
      Title:  Assistant Secretary



      PFS Services, Inc.
      ------------------

      By:    /s/ Joseph B. Wollard
             ------------------------
      Name:  Joseph B. Wollard
      Title:  Assistant Secretary



      Associated Madison Companies, Inc.
      ----------------------------------

      By:    /s/ Joseph B. Wollard
             ------------------------
      Name:  Joseph B. Wollard
      Title:  Assistant Secretary


      Citigroup Inc.
      --------------

      By:    /s/ Glenn S. Gray
             ------------------------
      Name:  Glenn S. Gray
      Title:  Assistant Secretary



                                     Page 12
                                  of 12 pages